UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 30, 2020

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

Iowa	001-05128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1716 Locust Street,	Des Moines,	Iowa	50309-3023
(Address of principal executive offices)			(ZIP Code)

Registrant’s telephone number, including area code:	(515)	284-3000
Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1	MDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2020, Meredith Corporation (Meredith or the Company) entered into a Severance Agreement with Jason Frierott, the Company's Vice President and Chief Financial Officer (the Severance Agreement). The Severance Agreement provides for payments and other benefits if Mr. Frierott is terminated in anticipation of or within two years following a change in control of the Company for any reason other than death, disability, mandatory retirement, "cause," or voluntary termination other than for "good reason." In those circumstances, Mr. Frierott would be entitled to a lump sum payment equal to: 1) three times the sum of (i) Mr. Frierott's annual base salary and (ii) the higher of (x) Mr. Frierott's target annual incentive compensation for the year in which the termination occurs or (y) the highest annual incentive compensation paid to Mr. Frierott in respect of the three fiscal years immediately prior to the year in which a change in control occurs (such higher amount, the Annual Bonus); 2) Mr. Frierott's base salary through the date of termination and any previously earned and due annual incentive payments, to the extent not paid; 3) any accrued vacation pay; 4) any compensation previously deferred (with accrued interest or earnings); and 5) a prorated Annual Bonus for the year in which the termination occurs.

Mr. Frierott will also receive: 1) a lump sum payment of pension benefits assuming employment continued for three years after the date of termination; 2) three times the total matching contributions made by the Company on behalf of Mr. Frierott under the Company's tax qualified defined contribution plan during the last plan year ended prior to the year in which the change of control occurs, plus any Company matching contributions under such plan forfeited as of the date of termination; 3) coverage for Mr. Frierott and his eligible dependents for three years after termination for all executive services, programs and perquisites and insurance plans for programs in which Mr. Frierott participates in effect immediately prior to the time of the change in control; and 4) any other amount or benefits required to be paid or provided or that Mr. Frierott is eligible to receive under any plan, program, or practice or contract or agreement of the Company.

The Severance Agreement also includes a cutback provision in the event that any of the payments would be treated as "parachute payments" under Section 280G of the Internal Revenue Code (the Code) and would be subject to the excise tax under Section 4999 of the Code such that Mr. Frierott's payments would be reduced to the maximum amount that does not trigger the excise tax unless Mr. Frierott would receive a greater payout by receiving all payments and benefits and paying all applicable income and excise taxes.

In addition, on March 31, 2020 the Company entered into a Separation Agreement and General Release (the Separation Agreement) in connection with the retirement of Joseph H. Ceryanec as the Company's Vice President and Chief Financial Officer. The Separation Agreement is effective as of March 31, 2020, the last day of employment.

The Separation Agreement provides for the payment of certain severance payments and benefits to Mr. Ceryanec. These payments and benefits include: 1) Mr. Ceryanec's regular biweekly base salary as of the last day of employment for a period of 18 months, each considered a separate payment under Section 409A of the Code; 2) up to six months of board search services; 3) determination that Mr. Ceryanec has met age and service vesting requirements of certain of the Company's benefit plans; 4) automatic vesting of restricted stock units and stock options previously granted to Mr. Ceryanec; 4) a lump sum payment of $1,418,750 to satisfy all of Mr. Ceryanec's claims under certain of the Company's cash incentive and bonus plans or programs; 5) COBRA reimbursements for an 18 month period; and 6) maintenance of Mr. Ceryanec's directors' and officers' liability insurance policies under Section 5.6 of his employment agreement entered into on May 13, 2015, for a period of not less than six years.

Regardless of the agreement, Mr. Ceryanec is entitled to his base salary and accrued vacation time through the last day of employment. Mr. Ceryanec is entitled to certain payments and other benefits under the Separation Agreement in exchange for a general release of claims in favor of the Company and its affiliates. In addition, Mr. Ceryanec shall be subject to certain confidentiality and other restrictive covenants under his employment agreement dated June 1, 2015.

The foregoing descriptions are qualified in their entirety by reference to the Severance Agreement and the Separation Agreement. Copies of the agreements are filed herewith as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	10.1	Amended and restated severance agreement between Meredith Corporation and Jason Frierott.
	10.2	Separation agreement and general release between Meredith Corporation and Joseph H. Ceryanec.
	104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION
Registrant

/s/ Thomas H. Harty
Thomas H. Harty
President and Chief Executive Officer
(Principal Executive Officer)

Date: April 2, 2020